News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

FOR IMMEDIATE RELEASE

P&G DECLARES DIVIDEND INCREASE

CINCINNATI, April 8, 2016 – The Board of Directors of The Procter & Gamble Company (NYSE:PG) declared an increased quarterly dividend of $0.6695 per share on the Common Stock and on the Series A and Series B ESOP Convertible Class A Preferred Stock of the Company, payable on or after May 16, 2016, to Common Stock shareholders of record at the close of business on April 18, 2016, and to Series A and Series B ESOP Convertible Class A Preferred Stock shareholders of record at the start of business on April 18, 2016. This represents a 1% increase compared to the prior quarterly dividend.

This dividend increase marks the 60th consecutive year that the Company has increased its dividend, demonstrating its commitment to – and extending its long-term track record of – returning cash to shareholders.  The Company expects total dividend payments to shareholders of approximately $7.5 billion in fiscal year 2016, bringing total dividends paid over the last decade to nearly $60 billion. P&G has been paying a dividend for 126 consecutive years since its incorporation in 1890.

P&G noted that the amount of the dividend increase reflects the cash impacts from streamlining and strengthening the business unit portfolio and the Company's plans to increase investments in the business to achieve balanced top- and bottom-line growth.  With this dividend increase, P&G's payout ratio of dividends to net earnings is expected to be over 70% for the current fiscal year.  Based on P&G's recent stock price, the annualized dividend yield on P&G's common stock is approximately 3.2%.

About Procter & Gamble

P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit http://www.pg.com for the latest news and information about P&G and its brands.

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P&G Media Contact:
Jennifer Corso, 513.983.2570

P&G Investor Relations Contact:
John Chevalier, 513.983.9974